EXHIBIT 99


                      FIRST CITIZENS BANK ANNOUNCES MERGER


COLUMBIA, S.C., JULY 5, 2002- First Citizens Bancorporation of South Carolina, Inc., parent company of Columbia, South Carolina-based First Citizens Bank, and CB Financial Corp., parent company of Warrenton, Georgia-based Citizens Bank of Warrenton, jointly announce a merger between the two holding companies. First Citizens Bancorporation will be the surviving holding company, with Citizens Bank of Warrenton becoming First Citizens Bancorporation's third banking subsidiary.

This merger gives First Citizens its first presence in Georgia, though First Citizens has had a major presence in markets bordering Georgia for many years. According to Jim Apple, Chairman and CEO of First Citizens, "This merger is a first step in a natural extension of our community banking strategy to customers in markets similar to our existing First Citizens branch network."

Neal Ray, Chairman of Citizens Bank of Warrenton, said the timing was right to join forces with First Citizens. "We believe this merger is the right decision for our organization. It will be beneficial to our depositors, the community, and our employees. We look forward to joining forces with First Citizens."

The transaction, which is subject to the approval of shareholders CB Financial Corp. and receipt of required regulatory approvals, is expected to be completed during the third or fourth quarter of 2002.

First Citizens Bancorporation is the parent company of First Citizens Bank and Trust Company and The Exchange Bank of South Carolina, Inc. and offers services in commercial and retail banking through its banking subsidiaries' 148 offices throughout South Carolina. As of March 31, 2002, First Citizens Bancorporation had total consolidated assets of $3.68 billion and total consolidated deposits of $3.12 billion. Citizens Bank of Warrenton is a state-chartered bank with two full service offices in Warrenton and Thomson, Georgia. As of March 31, 2002, CB Financial Corp. had total consolidated assets of $44.00 million and total consolidated deposits of $39.42 million.


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